News Release
EXHIBIT 99.1

SM ENERGY REPORTS 2021 RESULTS AND 2022 OPERATING PLAN:
OUTPERFORMANCE

DENVER, CO February 24, 2022 - SM Energy Company (the “Company”) (NYSE: SM) today announced certain fourth quarter and full year 2021 operating and financial results, year-end 2021 estimated proved reserves and its 2022 operating plan. Highlights include:
•Proved reserves growth. Estimated proved reserves at year-end 2021 totaled 492 MMBoe, up 22% from year-end 2020 driven predominantly by reserve additions and performance revisions, including 83 MMBoe of reserve additions from the Austin Chalk in South Texas. The ratio of estimated proved reserves at year-end 2021 to 2021 production is 9.6 years. The standardized measure of discounted future net cash flows from estimated proved reserves was $6.96 billion, up 160% from year-end 2020.
•Capital efficiency and discipline. Capital expenditures in the fourth quarter 2021 were $124.6 million, which adjusted for decreased capital accruals of $19.7 million totaled $104.9 million(1) and was slightly better than guidance of $111.0-$116.0 million. For the full year 2021, capital expenditures of $674.8 million adjusted for decreased capital accruals of $10.8 million totaled $664.0 million.(1)
•Well performance above expectations. Production in the fourth quarter 2021 was 14.6 MMBoe (158.3 MBoe/d) and was 53% oil, and production for the full year 2021 was 51.4 MMBoe (140.7 MBoe/d) and was 54% oil. Production volumes in 2021 benefited from larger fracture stimulations in the Midland Basin, better than expected performance from new Austin Chalk wells and reduced flaring. Average net daily oil production volumes for 2021 were the highest in Company history, up 22% from 2020.
•Significant cash flow generation. For the full year 2021, net cash provided by operating activities of $1.16 billion before net change in working capital of $(117.4) million totaled $1.04 billion.(1) Fourth quarter net cash provided by operating activities of $429.6 million before net change in working capital of $(65.2) million was $364.4 million.(1) For the full year 2021, the Company generated free cash flow(1) of $378.3 million, including fourth quarter free cash flow(1) of $259.5 million.
•Strengthened balance sheet. Cash and cash equivalents at year-end 2021 were $332.7 million, up from $29.8 million at the end of the third quarter. As a result of cash generated in the fourth quarter and in support of the Company’s objective to reduce absolute debt, on February 14, 2022, the Company redeemed its 5.00% Senior Notes due 2024. The redemption price was equal to 100.0% of the aggregate principal amount outstanding of approximately $104.8 million, plus accrued and unpaid interest.
•Stewardship targets. In December 2021, the Company set targets for Scope 1 and 2 emissions reductions. These targets included zero routine flaring at all SM Energy operations and non-routine flaring not to exceed 1% of natural gas production by full year 2023. Full year 2021 flaring is estimated at less than 1%.

Strategic objectives 2022:
•Balance sheet inflection. Apply free cash flow to debt reduction and meet leverage target of net debt-to-Adjusted EBITDAX(1) of approximately 1 times.
•Value creation from long-term, high-quality Austin Chalk inventory. Optimize operations to further establish the development potential, competitive returns and inventory of the Austin Chalk play in South Texas.
•Demonstrate measurable, top tier ESG stewardship. Short-term annual cash bonus and long-term incentive compensation plan targets include key environmental and safety metrics.
Chief Executive Officer Herb Vogel comments: “2021 was an exceptional year. Production outperformance, strong commodity prices and capital discipline all contributed to a reduction in net debt(1) of more than $475 million and a year-end leverage ratio at 1.47 times.(1) Estimated proved reserves increased 22%, underscoring our high-quality asset base and long runway of low breakeven production. We believe we enter 2022 exceptionally well positioned to generate significant cash flows with low single digit production growth, meet our leverage targets with an estimated reinvestment rate(1) of approximately 50%, and continue to demonstrate the value of our high-quality asset base with increased investment in South Texas.”
ESTIMATED PROVED RESERVES AT YEAR-END 2021

MMBoe
Estimated proved reserves year-end 2020	404.6
Reserve additions and performance revisions	142.6
Revisions – 5-year rule	(40.6)
Revisions – price	37.2
Production	(51.4)
Net acquisitions and divestitures	(0.4)
Estimated proved reserves year-end 2021	492.0

Estimated proved reserves at year-end 2021 were 492 MMBoe. Estimated proved reserves were 51% in the Midland Basin and 49% in South Texas, and were comprised of 41% oil, 42% natural gas and 17% NGLs. Reserves were 61% proved developed and 39% proved undeveloped.
•The ratio of estimated proved reserves at year-end 2021 to 2021 production is 9.6 years.
•Proved reserve additions through drilling and net performance revisions were 142.6 MMBoe, replacing 2021 production by 277%.
•Estimated proved reserves were adjusted downward by 40.6 MMBoe as a result of the SEC’s “five-year rule” requirement to develop PUD reserves within five years of their original booking. These economic reserves were removed from the proved category but remain in the Company's 3P reserves development plan.
•2021 SEC pricing was $66.56 Bbl oil, $3.60 Mcf natural gas and $36.60 Bbl NGLs, up 68%, 81% and 107%, respectively, compared to 2020 SEC pricing.
•PDP reserves of 297 MMBoe surpassed the Company’s previous peak of 270 MMBoe, set at the end of 2014.

STANDARDIZED MEASURE
The standardized measure of discounted future net cash flows from estimated proved reserves was $6.96 billion at year-end 2021, up from $2.68 billion at year-end 2020. The 160% increase in the standardized measure compared with year-end 2020 is predominantly due to the increase in reserves and increase in SEC pricing across commodities used in the calculation. Pre-tax PV-10(1) was $8.16 billion, the highest value in Company history.
FOURTH QUARTER AND FULL YEAR 2021 RESULTS

PRODUCTION BY OPERATING AREA
Fourth Quarter 2021
	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	6,682 / 72.6	1,090 / 11.8	7,772 / 84.5
Natural Gas (MMcf / MMcf/d)	16,519 / 179.6	14,736 / 160.2	31,255 / 339.7
NGLs (MBbl / MBbl/d)	2 / -	1,577 / 17.1	1,579 / 17.2
Total (MBoe / MBoe/d)	9,437 / 102.6	5,123 / 55.7	14,560 / 158.3
Note: Totals may not calculate due to rounding.

Full Year 2021
	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	25,192 / 69.0	2,744 / 7.5	27,936 / 76.5
Natural Gas (MMcf / MMcf/d)	55,430 / 151.9	52,943 / 145.0	108,373 / 296.9
NGLs (MBbl / MBbl/d)	13 / -	5,351 / 14.7	5,364 / 14.7
Total (MBoe / MBoe/d)	34,443 / 94.4	16,919 / 46.4	51,362 / 140.7
Note: Totals may not calculate due to rounding.
•Production volumes are approximately two-thirds from the Midland Basin and one-third from South Texas.
•Fourth quarter production volumes of 14.6 MMBoe (158.3 MBoe/d) were up 29% compared with the prior year period and up 2% sequentially. Production was 53% oil. Oil volumes from South Texas reflect a 147% increase over the prior year period as the Company successfully initiated development drilling of the Austin Chalk on its 155,000-acre South Texas position.
•Midland Basin production volumes exceeded Company expectations for the fourth quarter. Down time related to offset operator fracture stimulation activity was significantly less than projected and the Company continued to minimize natural gas flaring.
•South Texas production volumes benefited from the accelerated turn-in-line of nine wells as well as strong performance from new Austin Chalk wells that ramped up faster and delivered higher than expected oil in the commodity mix.

REALIZED PRICES BY OPERATING AREA
	Fourth Quarter 2021
	Midland Basin	South Texas	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$76.36	$74.36	$76.08 / $53.11
Natural Gas ($/Mcf)	$7.31	$5.28	$6.35 / $4.31
NGLs ($/Bbl)	nm	$39.62	$39.63 / $22.99
Per Boe	$66.88	$43.19	$58.54 / $40.09
Note: Totals may not calculate due to rounding.

	Full Year 2021
	Midland Basin	South Texas	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$67.56	$69.20	$67.72 / $48.99
Natural Gas ($/Mcf)	$5.88	$3.77	$4.85 / $3.44
NGLs ($/Bbl)	nm	$33.68	$33.67 / $20.00
Per Boe	$58.89	$33.66	$50.58 / $36.00
Note: Totals may not calculate due to rounding.
•In the fourth quarter, the average realized price before the effect of hedges was $58.54 per Boe and the average realized price after the effect of hedges was $40.09 per Boe.(1) For the full year, the average realized price before the effect of hedges was $50.58 per Boe and the average realized price after the effect of hedges was $36.00 per Boe.(1)
•Benchmark pricing for the quarter included NYMEX WTI at $77.19/Bbl, NYMEX Henry Hub natural gas at $5.83/MMBtu and Hart Composite NGLs at $44.21/Bbl. Benchmark pricing for the full year included NYMEX WTI at $67.92/Bbl, NYMEX Henry Hub natural gas at $3.84/MMBtu and Hart Composite NGLs at $36.65/Bbl.
•The effect of commodity derivative settlements for the fourth quarter and full year was a loss of $18.45 per Boe, or $268.7 million, and $14.58 per Boe, or $749.0 million, respectively.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying slide deck.

NET INCOME (LOSS), NET INCOME (LOSS) PER SHARE AND NET CASH PROVIDED BY OPERATING ACTIVITIES
Fourth quarter 2021 net income was $424.9 million, or $3.43 per diluted common share, compared with a net loss of $(165.2) million, or $(1.44) per diluted common share, for the same period in 2020. The current year period included a 167% increase in operating revenues and other income as well as a $22.5 million net derivative gain versus the prior year period that had a $152.7 million net derivative loss. For the full year 2021, net income was $36.2 million, or $0.29 per diluted common share, compared with a net loss of $(764.6) million, or $(6.72) per diluted common share, in the same period in 2020. In 2020, the Company recorded impairment charges of $1.02 billion.
Fourth quarter 2021 net cash provided by operating activities of $429.6 million before net change in working capital of $(65.2) million totaled $364.4 million,(1) which was up $159.5 million, or 78%, from $204.9 million(1) in the same period in 2020. For the full year 2021, net cash provided by operating activities of $1.16 billion before net changes in working capital of $(117.4) million totaled $1.04 billion,(1) which was up $236.0 million, or 34%, from $779.4 million(1) in 2020. For the fourth quarter and full year 2021, the increase in net cash provided by operating activities before net change in working capital was primarily due to the increase in production and realized prices after the effect of hedges.
ADJUSTED EBITDAX,(1) ADJUSTED NET INCOME (LOSS)(1) AND NET DEBT-TO-ADJUSTED EBITDAX(1)
Fourth quarter 2021 Adjusted EBITDAX(1) was $406.9 million, up $151.5 million, or 59%, from $255.4 million in the same period in 2020. The increase in Adjusted EBITDAX(1) was due to the increase in production and realized price after the effect of hedges. For the full year 2021, Adjusted EBITDAX(1) was $1.23 billion, compared with $975.4 million in 2020.
Fourth quarter 2021 adjusted net income(1) was $141.5 million, or $1.14 per diluted common share, which compares with adjusted net income(1) of $2.7 million, or $0.02 per diluted common share, for the same period in 2020. For the full year 2021, adjusted net income(1) was $228.3 million, or $1.85 per diluted common share, compared with an adjusted net loss(1) of $(25.7) million, or $(0.23) per diluted common share, in 2020.
At December 31, 2021, Net debt-to-Adjusted EBITDAX(1) was 1.47 times.
FINANCIAL POSITION, LIQUIDITY AND CAPITAL EXPENDITURES
At year-end 2021, the outstanding principal amount of the Company’s long-term debt was $2.14 billion with zero drawn on the Company’s senior secured revolving credit facility. At year-end 2021, cash and cash equivalents were $332.7 million and net debt(1) was $1.80 billion, down $475.9 million from year-end 2020. As of December 31, 2021, the Company’s borrowing base and commitments under its senior secured revolving credit facility were $1.10 billion providing more than $1.43 billion in available liquidity. Subsequent to year-end 2021, the Company redeemed its 5.00% Senior Notes due 2024. The redemption price was equal to 100.0% of the aggregate principal amount outstanding of approximately $104.8 million, plus accrued and unpaid interest.
In the fourth quarter 2021, capital expenditures of $124.6 million adjusted for decreased capital accruals of $19.7 million were $104.9 million.(1) During the fourth quarter of 2021, the Company drilled 17 net wells and added 12 net flowing completions. For the full year 2021, capital expenditures of $674.8 million adjusted for decreased capital accruals totaled $664.0 million(1) and the Company drilled 81 net wells and added 109 net flowing completions.

COMMODITY DERIVATIVES
Commodity hedge positions through February 24, 2022:
•Oil: Approximately 50% of expected 2022 oil production is hedged to WTI at an average price of $51.35 (weighted-average of collar floors and swaps).
•Oil, Midland Basin differential: Approximately 9,500 MBbls is hedged to the local price point at a positive $1.15/Bbl basis.
•Natural gas: Less than 50% of expected 2022 natural gas production is hedged. Approximately 28,932 BBtu is hedged to HSC at an average price of $2.52/MMBtu and approximately 14,087 BBtu is hedged to WAHA at an average price of $2.32/MMBtu.
•NGLs are hedged by individual product and include propane swaps and collars.
A detailed schedule of these and other hedge positions are provided in the accompanying slide deck.
2022 OPERATING PLAN AND GUIDANCE
Discussion in this release of the Company’s 2022 operating plan guidance includes the terms “free cash flow”(1) and “Net debt-to-Adjusted EBITDAX,”(1) both of which are non-GAAP measures. In addition, guidance for net cash provided by operating activities and capital expenditures are defined to include adjustments for working capital and capital accruals, respectively. The Company is unable to provide reconciliations of these forward-looking non-GAAP measures because components of the calculations are inherently unpredictable, such as changes to current assets and liabilities, the timing of changes in capital accruals, unknown future events, and estimating certain future GAAP measures. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation.
KEY ASSUMPTIONS
•Price deck: : Approximates late January strip prices at $80.00 Bbl WTI; $4.00 MMBtu natural gas; $40.00 Bbl NGLs.
•Hedges currently in place.
•Capital program is sized at an estimated, approximate 50% reinvestment rate(1) to achieve leverage targets, and the program includes an increased allocation to South Texas in order to further establish development potential of the Austin Chalk and quality inventory in the region.
◦The allocation of drilling and completion capital is roughly a 55%/45% split between Midland and South Texas, respectively. South Texas drilling and completion capital includes approximately $18 million for additional science and completion testing in order to optimize landing zones and completions design in the Austin Chalk.
◦Due to the high oil content of the South Texas production program, the Company also plans to invest in expanded oil handling facilities and infrastructure to accommodate higher oil volumes from the region, which is estimated at an incremental $20 million.
◦Midland Basin: anticipate drilling approximately 55 net wells and completing approximately 40 net wells. Midland Basin activity is expected to continue to co-develop zones and is expected to include activity across the RockStar position as well as in Sweetie Peck.

◦South Texas: anticipate drilling approximately 37 net wells and completing approximately 38 net wells. Activity will be concentrated on Austin Chalk development, where wells are expected to be economically competitive with the Midland Basin program.
GUIDANCE FULL YEAR 2022:
•Production: Approximately 51-54 MMBoe or 140-148 MBoe/d at 46-47% oil; assumes ethane processing for the full year. This projection implies low single-digit production growth year-over year.
◦This projects an approximate 75% increase in oil production from South Texas and overall growth in natural gas production due to the increased allocation to South Texas.
•Capital expenditures: ~$750 million, excluding acquisitions.
•Production costs: LOE $4.50-$4.75/Boe, which includes workover activity; transportation ~$3.00/Boe; production and ad valorem taxes: ~$3.25/Boe.
•G&A: ~$110 million.
•Exploration/Capitalized overhead: ~$40 million.
•DD&A: $12-$13/Boe.
GUIDANCE FIRST QUARTER 2022:
•Capital expenditures: $180-190 million.
•Production: 13.5-13.8 MMBoe, or 150-153 MBoe/d, at 46% oil, reflecting the effect of only 4 Midland Basin completions in the fourth quarter 2021.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL
February 25, 2022 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the 2021 financial and operating results/2022 operating plan Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone. In order to join the live conference call, please register at the link below for dial-in information.
•Live Conference Call Registration: http://www.directeventreg.com/registration/event/5172136
•Replay (conference ID 5172136) - Domestic toll free/International: 800-585-8367/416-621-4642
The call replay will be available approximately one hour after the call and until March 11, 2022.
CONFERENCE PARTICIPATION
•March 1, 2022 - JP Morgan High Yield and Leveraged Finance Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 2:00 p.m. Eastern time. The presentation will not be webcast. An investor presentation for this event will be posted to the Company’s website before market open on March 1, 2022.

•March 1, 2022 - Credit Suisse 26th Annual Energy Summit. President and Chief Executive Officer Herb Vogel will present at 1:55 p.m. Mountain time. The presentation will be webcast, accessible from the Company’s website and available for replay for a limited time.
DISCLOSURES
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “demonstrate,” "establish," “estimate,” "goal," "generate," “optimize,” "target," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, projections for the first quarter and full year 2022 regarding guidance for capital, production, operating costs, general and administrative expenses, exploration expenses and DD&A; the Company’s 2022 strategic objectives, including generating and applying free cash flow to leverage reduction, optimizing Austin Chalk drilling and completions, as well as the Company’s ESG stewardship goals; the Company’s objectives regarding production growth and reinvestment rate, and the number of wells expected to be drilled and completed in each of our operating areas. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, specifically the 2020 Form 10-K. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
RESERVE DISCLOSURE
The SEC requires oil and natural gas companies, in their filings with the SEC, to disclose estimated proved reserves, which are those quantities of oil, natural gas and NGLs, that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible-from a given date forward, from known reservoirs and under existing economic conditions (using the trailing 12-month average first-day-of-the-month prices), operating methods and government regulations-prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The SEC also permits the disclosure of separate estimates of probable or possible reserves that meet SEC definitions for such reserves; however, the Company currently does not disclose probable or possible reserves in its SEC filings.
Estimated proved reserves attributable to the Company at December 31, 2021, are estimated utilizing SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices of $66.56 per Bbl of oil, $3.60 per MMBtu of natural gas, and $36.60 per Bbl of NGLs. At least 80% of the PV-10 of the Company’s estimate of its total estimated proved reserves as of December 31, 2021, was audited by Ryder Scott Company, L.P.
FOOTNOTE 1: Indicates a non-GAAP measure. Please refer to the "Definitions of non-GAAP Measures as Calculated by the Company" section in Financials Highlights for additional information.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507
Jeremy Kline, jkline@sm-energy.com, 303-863-4313

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Consolidated Balance Sheets
(in thousands, except share data)	December 31,
ASSETS	2021	2020
Current assets:
Cash and cash equivalents	$332,716	$10
Accounts receivable	247,201	162,455
Derivative assets	24,095	31,203
Prepaid expenses and other	9,175	10,001
Total current assets	613,187	203,669
Property and equipment (successful efforts method):
Proved oil and gas properties	9,397,407	8,608,522
Accumulated depletion, depreciation, and amortization	(5,634,961)	(4,886,973)
Unproved oil and gas properties	629,098	714,602
Wells in progress	148,394	233,498
Other property and equipment, net of accumulated depreciation of $62,359 and $63,662, respectively	36,060	32,217
Total property and equipment, net	4,575,998	4,701,866
Noncurrent assets:
Derivative assets	239	23,150
Other noncurrent assets	44,553	47,746
Total noncurrent assets	44,792	70,896
Total assets	$5,233,977	$4,976,431
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$563,306	$371,670
Derivative liabilities	319,506	200,189
Other current liabilities	6,515	11,880
Total current liabilities	889,327	583,739
Noncurrent liabilities:
Revolving credit facility	—	93,000
Senior Notes, net	2,081,164	2,121,319
Asset retirement obligations	97,324	83,325
Deferred income taxes	9,769	—
Derivative liabilities	25,696	22,331
Other noncurrent liabilities	67,566	56,557
Total noncurrent liabilities	2,281,519	2,376,532
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 121,862,248 and 114,742,304 shares, respectively	1,219	1,147
Additional paid-in capital	1,840,228	1,827,914
Retained earnings	234,533	200,697
Accumulated other comprehensive loss	(12,849)	(13,598)
Total stockholders’ equity	2,063,131	2,016,160
Total liabilities and stockholders’ equity	$5,233,977	$4,976,431

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Operating revenues and other income:
Oil, gas, and NGL production revenue	$852,368	$320,153	$2,597,915	$1,126,188
Other operating income	2,592	139	24,979	485
Total operating revenues and other income	854,960	320,292	2,622,894	1,126,673
Operating expenses:
Oil, gas, and NGL production expense	143,285	95,963	505,416	391,217
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	200,011	188,934	774,386	784,987
Exploration (1)	12,550	11,314	39,296	40,997
Impairment	8,750	8,750	35,000	1,016,013
General and administrative	37,062	20,034	111,945	99,160
Net derivative (gain) loss (2)	(22,524)	152,693	901,659	(161,576)
Other operating expense, net	1,415	14,651	46,069	24,825
Total operating expenses	380,549	492,339	2,413,771	2,195,623
Income (loss) from operations	474,411	(172,047)	209,123	(1,068,950)
Interest expense	(40,085)	(40,507)	(160,353)	(163,892)
Net gain (loss) on extinguishment of debt	—	15,535	(2,139)	280,081
Other non-operating income (expense), net	607	(1,585)	(464)	(3,944)
Income (loss) before income taxes	434,933	(198,604)	46,167	(956,705)
Income tax (expense) benefit	(10,033)	33,429	(9,938)	192,091
Net income (loss)	$424,900	$(165,175)	$36,229	$(764,614)

Basic weighted-average common shares outstanding	121,535	114,528	119,043	113,730
Diluted weighted-average common shares outstanding	124,019	114,528	123,690	113,730
Basic net income (loss) per common share	$3.50	$(1.44)	$0.30	$(6.72)
Diluted net income (loss) per common share	$3.43	$(1.44)	$0.29	$(6.72)
Dividends per common share	$—	$—	$0.02	$0.02

(1) Non-cash stock-based compensation included in:
Exploration expense	$946	$743	$3,950	$3,456
General and administrative expense	3,682	(1,181)	14,869	11,543
Total non-cash stock-based compensation	$4,628	$(438)	$18,819	$14,999

(2) The net derivative (gain) loss line item consists of the following:
Settlement (gain) loss	$268,696	$(64,991)	$748,958	$(351,261)
(Gain) loss on fair value changes	(291,220)	217,684	152,701	189,685
Total net derivative (gain) loss	$(22,524)	$152,693	$901,659	$(161,576)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
December 31, 2021

Condensed Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 31, 2019	112,987,952	$1,130	$1,791,596	$967,587	$(11,319)	$2,748,994
Net loss	—	—	—	(764,614)	—	(764,614)
Other comprehensive loss	—	—	—	—	(2,279)	(2,279)
Cash dividends declared, $0.02 per share	—	—	—	(2,276)	—	(2,276)
Issuance of common stock under Employee Stock Purchase Plan	464,757	4	1,460	—	—	1,464
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	1,022,019	10	(1,570)	—	—	(1,560)
Stock-based compensation expense	267,576	3	14,996	—	—	14,999
Issuance of Warrants	—	—	21,520	—	—	21,520
Other	—	—	(88)	—	—	(88)
Balances, December 31, 2020	114,742,304	$1,147	$1,827,914	$200,697	$(13,598)	$2,016,160
Net income	—	—	—	36,229	—	36,229
Other comprehensive income	—	—	—	—	749	749
Cash dividends declared, $0.02 per share	—	—	—	(2,393)	—	(2,393)
Issuance of common stock under Employee Stock Purchase Plan	313,773	3	2,636	—	—	2,639
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	827,572	9	(9,081)	—	—	(9,072)
Stock-based compensation expense	60,510	1	18,818	—	—	18,819
Issuance of common stock through cashless exercise of Warrants	5,918,089	59	(59)	—	—	—
Balances, December 31, 2021	121,862,248	$1,219	$1,840,228	$234,533	$(12,849)	$2,063,131

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$424,900	$(165,175)	$36,229	$(764,614)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	200,011	188,934	774,386	784,987
Impairment	8,750	8,750	35,000	1,016,013
Stock-based compensation expense	4,628	(438)	18,819	14,999
Net derivative (gain) loss	(22,524)	152,693	901,659	(161,576)
Derivative settlement gain (loss)	(268,696)	64,991	(748,958)	351,261
Amortization of debt discount and deferred financing costs	3,925	4,620	17,275	17,704
Net (gain) loss on extinguishment of debt	—	(15,535)	2,139	(280,081)
Deferred income taxes	9,847	(33,476)	9,565	(192,540)
Other, net	3,548	(506)	(3,753)	(6,800)
Changes in working capital:
Accounts receivable	8,776	(15,408)	(101,047)	29,100
Prepaid expenses and other	729	354	220	5,873
Accounts payable and accrued expenses	55,736	67,056	218,238	(23,382)
Net cash provided by operating activities	429,630	256,860	1,159,772	790,944

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	2,092	—	10,927	92
Capital expenditures	(124,576)	(128,008)	(674,841)	(547,785)
Acquisition of proved and unproved oil and gas properties	—	(798)	(3,321)	(7,873)
Net cash used in investing activities	(122,484)	(128,806)	(667,235)	(555,566)

Cash flows from financing activities:
Proceeds from revolving credit facility	183,000	281,500	1,832,500	1,447,000
Repayment of revolving credit facility	(183,000)	(366,500)	(1,925,500)	(1,476,500)
Net proceeds from Senior Notes	—	—	392,771	—
Cash paid to repurchase Senior Notes	—	(42,228)	(450,776)	(189,998)
Debt issuance costs related to 10.0% Senior Secured Notes due 2025	—	(183)	—	(13,069)
Net proceeds from sale of common stock	1,324	517	2,639	1,464
Dividends paid	(1,215)	(1,146)	(2,393)	(2,276)
Other, net	(4,339)	(14)	(9,072)	(1,999)
Net cash used in financing activities	(4,230)	(128,054)	(159,831)	(235,378)

Net change in cash, cash equivalents, and restricted cash	302,916	—	332,706	—
Cash, cash equivalents, and restricted cash at beginning of period	—	10	10	10
Cash, cash equivalents, and restricted cash at end of period	$302,916	$10	$332,716	$10

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Consolidated Statements of Cash Flows (Continued)
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Supplemental schedule of additional cash flow information and non-cash activities:
Operating activities:
Cash paid for interest, net of capitalized interest	$(10,378)	$(18,319)	$(136,606)	$(140,493)
Net cash refunded (paid) for income taxes	$(62)	$(61)	$(864)	$6,664

Investing activities:
Increase (decrease) in capital expenditure accruals and other	$(19,711)	$9,440	$(10,826)	$(7,965)

DEFINITIONS OF NON-GAAP MEASURES AS CALCULATED BY THE COMPANY
To supplement the presentation of its financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain non-GAAP measures, which are used by management and the investment community to assess the Company’s financial condition, results of operations, and cash flows, as well as compare performance from period to period and across the Company’s peer group. The Company believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and compare investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the period to period comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. The Company believes that Adjusted EBITDAX provides useful information for internal analysis and for investors and analysts, as a performance and liquidity measure, to evaluate the Company’s ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company, based on Adjusted EBITDAX ratios. Please reference the Company’s 2021 Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted net income (loss) and adjusted net income (loss) per diluted common share: Adjusted net income (loss) and adjusted net income (loss) per diluted common share excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, gains and losses on extinguishment of debt, and accruals for non-recurring matters. The Company uses these measures to evaluate the comparability of the Company's ongoing operational results and trends and believes these measures provide useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Net Debt: Net debt is calculated as the total principal amount of outstanding senior secured notes and senior unsecured notes plus amounts drawn on the revolving credit facility (also referred to as total funded debt) less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.
Free cash flow: Free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before increase (decrease) in capital expenditure accruals and other. The Company uses this measure as representative of the cash from operations, in excess of capital expenditures that provides liquidity to fund non-discretionary obligations such as debt reduction, return cash to shareholders or expand the business.
•Forward-looking Free cash flow: Guidance or projected measures are not reconciled to the most comparable GAAP measure because components of the GAAP calculation are inherently difficult to project. Specifically, the timing of cash receipts and disbursements could not be projected with accuracy.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above) for the trailing twelve-month period. A variation of this calculation is a financial covenant under the Company’s Credit Agreement. The Company and the investment community may use this measure in understanding the Company’s ability to service its debt and identify trends in its leverage position. The Company reconciles the two non-GAAP measure components of this calculation.

•Forward-looking Net-debt-to-Adjusted EBITDAX: Guidance or projected measures are not reconciled to the most comparable GAAP measure because components of the GAAP calculation are inherently difficult to project. Specifically, non-cash components of earnings such as derivative gains and losses, gains and losses on divestitures, gains and losses on extinguishment of debt and unknown future events could not be projected with accuracy.
Pre-Tax PV-10: Pre-Tax PV-10 is the present value of estimated future revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, based on prices used in estimating the proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion, and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period. This measure is presented because management believes it provides useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Reinvestment rate: Reinvestment rate is calculated as capital expenditures before increase (decrease) in capital expenditure accruals and other divided by net cash provided by operating activities before net change in working capital. The Company believes this metric is useful to management and the investment community to understand the Company’s ability to generate sustainable profitability and may be used to compare over periods of time across industry peers.
•Forward-looking Reinvestment rate: Guidance or projected measures are not reconciled to the most comparable GAAP measure because components of the GAAP calculation are inherently difficult to project. Specifically, changes to current assets and liabilities, the timing of change in capital accruals, and unknown future events. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation.
Adjusted operating margin: Adjusted operating margin is calculated as oil, gas, and NGL revenues (before the effects of commodity derivative settlements), less operating expenses (specifically, LOE, transportation, production taxes, ad val taxes, and G&A). This calculation excludes derivative settlements, exploration expense, and DD&A and is reflected on a per BOE basis using net equivalent production for the period represented. This measure includes non-cash items in G&A, specifically stock compensation expense. The Company believes this metric provides management and the investment community with an understanding of the Company's recurring operating margin before DD&A, which is helpful to compare period-to-period and across peers.
Post-hedge: Post-hedge is calculated as the average realized price after the effects of commodity derivative settlements. The Company believes this metric is useful to management and the investment community to understand the impacts of commodity derivative settlements on average price realized.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Production Data
	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2021	2020	Percent Change	2021	2020	Percent Change
Realized sales price (before the effects of derivative settlements):
Oil (per Bbl)	$76.08	$40.54	88%	$67.72	$37.08	83%
Gas (per Mcf)	$6.35	$2.46	158%	$4.85	$1.80	169%
NGLs (per Bbl)	$39.63	$18.43	115%	$33.67	$13.96	141%
Equivalent (per Boe)	$58.54	$28.42	106%	$50.58	$24.26	108%
Realized sales price (including the effects of derivative settlements):
Oil (per Bbl)	$53.11	$52.71	1%	$48.99	$51.49	(5)%
Gas (per Mcf)	$4.31	$2.28	89%	$3.44	$1.92	79%
NGLs (per Bbl)	$22.99	$17.80	29%	$20.00	$15.24	31%
Equivalent (per Boe)	$40.09	$34.19	17%	$36.00	$31.82	13%
Net production volumes: (1)
Oil (MMBbl)	7.8	5.8	34%	27.9	23.0	21%
Gas (Bcf)	31.3	25.3	23%	108.4	103.9	4%
NGLs (MMBbl)	1.6	1.3	26%	5.4	6.1	(12)%
MMBoe	14.6	11.3	29%	51.4	46.4	11%
Average net daily production: (1)
Oil (MBbls/d)	84.5	62.9	34%	76.5	62.9	22%
Gas (MMcf/d)	339.7	275.3	23%	296.9	283.9	5%
NGLs (MBbls/d)	17.2	13.6	26%	14.7	16.7	(12)%
MBoe/d	158.3	122.4	29%	140.7	126.9	11%
Per Boe data:
Realized price (before the effects of derivative settlements)	$58.54	$28.42	106%	$50.58	$24.26	108%
Lease operating expense	4.21	4.10	3%	4.39	3.97	11%
Transportation costs	2.61	2.89	(10)%	2.71	3.06	(11)%
Production taxes	2.80	1.15	143%	2.36	0.99	138%
Ad valorem tax expense	0.22	0.38	(42)%	0.38	0.41	(7)%
General and administrative (2)	2.55	1.78	43%	2.18	2.14	2%
Adjusted operating margin (before the effects of derivative settlements) (3)	46.15	18.12	155%	38.56	13.69	182%
Derivative settlement gain (loss)	(18.45)	5.77	(420)%	(14.58)	7.57	(293)%
Adjusted operating margin (including the effects of derivative settlements) (3)	$27.70	$23.89	16%	$23.98	$21.26	13%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$13.74	$16.77	(18)%	$15.08	$16.91	(11)%

(1) Amounts and percentage changes may not calculate due to rounding.
(2) Includes non-cash stock-based compensation expense per Boe of $0.25 and $(0.10) for the three months ended December 31, 2021, and 2020, respectively, and $0.29 and $0.25 for the twelve months ended December 31, 2021, and 2020, respectively.

(3) See "Definitions of non-GAAP Measures as Calculated by the Company" above.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliation of net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss) (GAAP)	$424,900	$(165,175)	$36,229	$(764,614)
Interest expense	40,085	40,507	160,353	163,892
Income tax expense (benefit)	10,033	(33,429)	9,938	(192,091)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	200,011	188,934	774,386	784,987
Exploration (2)	11,604	10,571	35,346	37,541
Impairment	8,750	8,750	35,000	1,016,013
Stock-based compensation expense	4,628	(438)	18,819	14,999
Net derivative (gain) loss	(22,524)	152,693	901,659	(161,576)
Derivative settlement gain (loss)	(268,696)	64,991	(748,958)	351,261
Net (gain) loss on extinguishment of debt	—	(15,535)	2,139	(280,081)
Other, net	(1,900)	3,514	507	5,074
Adjusted EBITDAX (non-GAAP)	$406,891	$255,383	$1,225,418	$975,405
Interest expense	(40,085)	(40,507)	(160,353)	(163,892)
Income tax (expense) benefit	(10,033)	33,429	(9,938)	192,091
Exploration (2)	(11,604)	(10,571)	(35,346)	(37,541)
Amortization of debt discount and deferred financing costs	3,925	4,620	17,275	17,704
Deferred income taxes	9,847	(33,476)	9,565	(192,540)
Other, net	5,448	(4,020)	(4,260)	(11,874)
Net change in working capital	65,241	52,002	117,411	11,591
Net cash provided by operating activities (GAAP)	$429,630	$256,860	$1,159,772	$790,944

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the accompanying consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Adjusted Net Income (Loss) Reconciliation (1)
(in thousands, except per share data)

Reconciliation of net income (loss) (GAAP) to adjusted net income (loss) (non-GAAP):	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss) (GAAP)	$424,900	$(165,175)	$36,229	$(764,614)
Net derivative (gain) loss	(22,524)	152,693	901,659	(161,576)
Derivative settlement gain (loss)	(268,696)	64,991	(748,958)	351,261
Impairment	8,750	8,750	35,000	1,016,013
Net (gain) loss on extinguishment of debt	—	(15,535)	2,139	(280,081)
Other, net (2)	(885)	3,554	2,223	5,230
Tax effect of adjustments (3)	61,488	(46,536)	(41,678)	(201,994)
Valuation allowance on deferred tax assets	(61,488)	—	41,678	10,017
Adjusted net income (loss) (non-GAAP)	$141,545	$2,742	$228,292	$(25,744)

Diluted net income (loss) per common share (GAAP)	$3.43	$(1.44)	$0.29	$(6.72)
Net derivative (gain) loss	(0.18)	1.33	7.29	(1.42)
Derivative settlement gain (loss)	(2.17)	0.57	(6.06)	3.09
Impairment	0.07	0.08	0.28	8.93
Net (gain) loss on extinguishment of debt	—	(0.14)	0.02	(2.46)
Other, net (2)	(0.01)	0.03	0.03	0.05
Tax effect of adjustments (3)	0.50	(0.41)	(0.34)	(1.79)
Valuation allowance on deferred tax assets	(0.50)	—	0.34	0.09
Adjusted net income (loss) per diluted common share (non-GAAP)	$1.14	$0.02	$1.85	$(0.23)

Basic weighted-average common shares outstanding	121,535	114,528	119,043	113,730
Diluted weighted-average common shares outstanding	124,019	114,528	123,690	113,730

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) For the three and twelve months ended December 31, 2021, other adjustments related to bad debt expense, pension settlement expense, net gain on divestiture activity, the change in net profits plan liability, and impairments of materials inventory and other property. For the three months ended December 31, 2020, other adjustments related to bad debt expense, pension settlement expense, the change in net profits plan liability, and impairments of materials inventory and other property. For the twelve months ended December 31, 2020, other adjustments related to bad debt expense, net gain on divestiture activity, pension settlement expense, the change in net profits plan liability, and impairments of materials inventory and other property.

(3) The tax effect of adjustments for each of the three and twelve months ended December 31, 2021, and 2020, was calculated using a tax rate of 21.7%. This rate approximates the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Adjusted Operating Margin Reconciliation (1)

Reconciliation of oil, gas, and NGL production revenue (GAAP) and income (loss) from operations (GAAP) to adjusted operating margin (non-GAAP):	For the Three Months Ended December 31,
	2021		2020
	(in thousands)	($/Boe)	(in thousands)	($/Boe)
Oil, gas, and NGL production revenue (GAAP)	$852,368	$58.54	$320,153	$28.42
Operating expenses:
Lease operating expenses	61,331	4.21	46,171	4.10
Transportation costs	38,057	2.61	32,583	2.89
Production taxes	40,709	2.80	12,918	1.15
Ad valorem tax expense	3,188	0.22	4,291	0.38
General and administrative (2)	37,062	2.55	20,034	1.78
Adjusted operating margin (before the effects of derivative settlements) (non-GAAP)	$672,021	$46.16	$204,156	$18.12
Derivative settlement gain (loss)	(268,696)	(18.45)	64,991	5.77
Adjusted operating margin (including the effects of derivative settlements) (non-GAAP)	$403,325	$27.70	$269,147	$23.89

Other operating income	2,592	0.18	139	0.01
Operating expenses:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	200,011	13.74	188,934	16.77
Exploration	12,550	0.86	11,314	1.00
Impairment	8,750	0.60	8,750	0.78
Net derivative (gain) loss	(22,524)	(1.55)	152,693	13.56
Other operating expense, net	1,415	0.10	14,651	1.30
Income (loss) from operations (GAAP)	$474,411	$32.58	$(172,047)	$(15.27)

Net production volumes equivalent (MMBOE)	14.6		11.3

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Includes non-cash stock-based compensation expense per Boe of $0.25 and $(0.10) for the three months ended December 31, 2021, and 2020, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Adjusted Operating Margin Reconciliation (1)

Reconciliation of oil, gas, and NGL production revenue (GAAP) and income (loss) from operations (GAAP) to adjusted operating margin (non-GAAP):	For the Twelve Months Ended December 31,
	2021		2020
	(in thousands)	($/Boe)	(in thousands)	($/Boe)
Oil, gas, and NGL production revenue (GAAP)	$2,597,915	$50.58	$1,126,188	$24.26
Operating expenses:
Lease operating expenses	225,482	4.39	184,234	3.97
Transportation costs	139,440	2.71	142,016	3.06
Production taxes	121,099	2.36	46,093	0.99
Ad valorem tax expense	19,395	0.38	18,874	0.41
General and administrative (2)	111,945	2.18	99,160	2.14
Adjusted operating margin (before the effects of derivative settlements) (non-GAAP)	$1,980,554	$38.56	$635,811	$13.69
Derivative settlement gain (loss)	(748,958)	(14.58)	351,261	7.57
Adjusted operating margin (including the effects of derivative settlements) (non-GAAP)	$1,231,596	$23.98	$987,072	$21.26

Other operating income	24,979	0.49	485	0.01
Operating expenses:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	774,386	15.08	784,987	16.91
Exploration	39,296	0.77	40,997	0.88
Impairment	35,000	0.68	1,016,013	21.88
Net derivative (gain) loss	901,659	17.55	(161,576)	(3.48)
Other operating expense, net	46,069	0.90	24,825	0.53
Income (loss) from operations (GAAP)	$209,123	$4.07	$(1,068,950)	$(23.02)

Net production volumes equivalent (MMBOE)	51.4		46.4

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Includes non-cash stock-based compensation expense per Boe of $0.29 and $0.25 for the twelve months ended December 31, 2021, and 2020, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Regional proved oil and gas reserve quantities

	Midland Basin	South Texas	Total
Year-end 2021 estimated proved reserves
Oil (MMBbl)	156.7	42.9	199.5
Gas (Bcf)	568.9	674.5	1,243.5
NGL (MMBbl)	0.1	85.1	85.2
Total (MMBoe)	251.6	240.4	492.0
% Proved developed	66%	56%	61%

Note: Amounts may not calculate due to rounding.

Pre-tax PV-10 Reconciliation (1)
(in millions)
	As of December 31,
Reconciliation of standardized measure of discounted future net cash flows (GAAP) to Pre-tax PV-10 (non-GAAP):	2021	2020
Standardized measure of discounted future net cash flows (GAAP)	$6,962.6	$2,682.5
Add: 10 percent annual discount, net of income taxes	4,844.9	1,856.3
Add: future undiscounted income taxes	2,130.3	—
Pre-tax undiscounted future net cash flows	13,937.8	4,538.8
Less: 10 percent annual discount without tax effect	(5,779.2)	(1,856.3)
Pre-tax PV-10 (non-GAAP)	$8,158.6	$2,682.5

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.

Reconciliation of Total Long-Term Debt to Net Debt (1)
(in thousands)
	As of December 31,
	2021	2020
Principal amount of Senior Secured Notes (2)	$446,675	$512,160
Principal amount of Senior Unsecured Notes (2)	1,689,913	1,674,581
Revolving credit facility (2)	—	93,000
Total funded debt (GAAP)	2,136,588	2,279,741
Less: Cash and cash equivalents	332,716	10
Net Debt (non-GAAP)	$1,803,872	$2,279,731

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Amounts are from Note 5 - Long-term Debt in Part II, Item 8 of the Company's Form 10-K for the years ended December 31, 2021, and 2020, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2021

Free Cash Flow (1)
(in thousands)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities (GAAP)	$429,630	$256,860	$1,159,772	$790,944
Net change in working capital	(65,241)	(52,002)	(117,411)	(11,591)
Cash flow from operations before net change in working capital	364,389	204,858	1,042,361	779,353

Capital expenditures (GAAP)	124,576	128,008	674,841	547,785
Increase (decrease) in capital expenditure accruals and other	(19,711)	9,440	(10,826)	(7,965)
Capital expenditures before accruals and other	104,865	137,448	664,015	539,820

Free cash flow (non-GAAP)	$259,524	$67,410	$378,346	$239,533

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.